Exhibit 99.1

Event ID: 3112136

Culture: en-US

Event Name: Q4 FY 2010 The Mosaic Company Earnings Conference Call

Event Date: 2010-07-23T14:00:00 UTC

P: Operator;;

C: Christine Battist;The Mosaic Company;Dir. of IR

C: Larry Stranghoener;The Mosaic Company;EVP & CFO

C: Rich Mack;The Mosaic Company;EVP, Gen. Counsel, Corp. Secretary

C: Jim Prokopanko;The Mosaic Company;President & CEO

P: Vincent Andrews;Morgan Stanley;Analyst

P: David Silver;BofA Merrill Lynch;Analyst

C: Mike Rahm;The Mosaic Company;VP, Market Analysis, Strategic Planning

P: Jeff Zekauskas;JPMorgan Securities Inc.;Analyst

P: P.J. Juvekar;Citigroup;Analyst

C: Rick McLellan;The Mosaic Company;SVP - Commercial

P: Jacob Bout;CIBC World Markets;Analyst

C: Joc O’Rourke;The Mosaic Company;EVP - Operations

P: Edlain Rodriguez;Gleacher & Co.;Analyst

P: Fai Lee;RBC Capital Markets;Analyst

P: Lindsey Druckerman;Goldman Sachs;Analyst

P: Elaine Yip;Credit Suisse;Analyst

P: David Velenga;Deutsche Bank;Analyst

P: Charles Neivert;Dahlman Rose & Co.;Analyst

P: Michael Piken;Cleveland Research Co.;Analyst

+++ presentation

Operator: Good morning, ladies and gentlemen and welcome to The Mosaic Company’s fiscal 2010 fourth quarter earnings conference call. At this time, all participants are being placed in listen-only mode. The floor will be opened for questions following today’s presentation.

Your host for today’s call is Christine Battist, Director Investor Relations of The Mosaic Company. Please proceed, Christine.

Christine Battist: Thank you, Chanel.

Welcome to Mosaic’s fiscal 2010 fourth quarter earnings conference call. With us today are Jim Prokopanko, President and Chief Executive Officer, Larry Stranghoener, Executive Vice President and Chief Financial Officer, and Rich Mack, Executive Vice President, General Counsel and Corporate Secretary, and other members of the Senior Leadership Team. After my introductory remarks, Larry will review our fourth quarter results and provide some comments on the outlook and financial guidance for fiscal 2011. Following Larry’s remarks, Rich will provide an update on the hearing yesterday related to the South Fort Meade permit and Jim will wrap up with a recap of our strategic priorities, key accomplishments this past year, and what lies ahead. The presentation slides we are using during the call are available on our website.

We will be making forward-looking statements during this conference call. The statements include, but are not limited to, statements about future financial and operating results. They are based upon management’s beliefs and expectations as of today’s date, July 23, 2010, and are subject to significant risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is included in our press release issued yesterday, and in our reports filed with the Securities and Exchange Commission.

This call is the property of Mosaic. Any distribution, transmission, broadcast, or rebroadcast in any form without the express written consent of Mosaic is prohibited.

Now I’ll turn the call over to Larry.

Larry Stranghoener: Thank you, Christine, and good morning everyone.

Fiscal 2010 was a transitional year in agricultural markets and for us. Demand for our products began to rebound during the second half of the year, and we finished on a strong note as we expected. Our financial results consistently improved each quarter this fiscal year and for the year we earned $1.85 per share, and generated $1.4 billion in operating cash flow. Our fourth quarter results improved both sequentially and compared to year-ago results. Earnings per share were $0.89, nearly triple the amount last year. Sequentially our results improved due to firming DAP selling prices, and improved operating leverage in the potash segment, partially offset by lower potash sales volumes. We generated $532 million in cash flow from operations this quarter, primarily due to the increase in net earnings up from $306 million a year ago.

During the quarter our Phosphates business segment generated $221 million in operating earnings, four-fold the results in the third quarter. Sales volumes were slightly below the low end of our guidance range. However, solid operating performance, higher selling prices and a favorable product mix contributed to a 26% gross margin rate this quarter, an improvement of 15 percentage points from a quarter ago. Fourth quarter potash sales volumes were up strongly compared to last year, but slightly below the low end of our guidance range. Potash operating earnings of $347 million were above the third quarter and substantially ahead of year-ago results. The gross margin rate improved sequentially 6 percentage points to 54%. The key driver in our performance was improved cost leverage due to increased production, as well as lower brine in-flow expenses.

Now, turning to our outlook and financial guidance for fiscal 2011, please refer to slide seven. We see strong demand for phosphates, lean inventories and improving grain and oilseed prices and fundamentals underscore our positive outlook. Global phosphate shipments are projected to climb to 54 to 56 million tonnes in calendar 2010, and 55 to 57 million tonnes in calendar 2011. Key growth regions for phosphates include India, Brazil, and Argentina. For our first quarter, we estimate total phosphate sales volumes of 2.8 million tonnes to 3.2 million tonnes, and an average DAP selling price of $410 to $440 per tonne. We expect to run our North American phosphate operations at 85% to 90% of capacity.

As for raw material trends, we expect that the price of sulfur will decline in the third calendar quarter to a level in line with current international spot values. The price of ammonia in July settled at $355 per tonne and we expect ammonia prices will exhibit less volatility during this fiscal year. Remember that current raw material costs typically flow through our P&L with a two to three month lag. This means that in our first fiscal quarter, we will be selling product manufactured at raw material costs higher than current market pricing. This, coupled with an anticipated higher percentage of blend products in our first quarter sales mix, suggests a decline in our first quarter phosphate gross margin rate compared to the fourth quarter level.

Now, shifting to Potash. We expect a two-step recovery in global potash shipments. We estimate shipments will climb to 46 to 48 million tonnes in calendar 2010, and increase further to 52 to 54 million tonnes in 2011,with imports by Brazil, China, India and other Asian regions expected to drive this increase. North American producer inventory levels have declined sharply during the last six months and are expected to remain at more normal levels throughout the fiscal year. For the first quarter of fiscal 2011, we estimate total potash sales volumes of 1.2 to 1.5 million tonnes, and an average MOP selling price of $300 to $330 per tonne. With potash demand currently showing improvement, we expect stronger North American demand in our second quarter. Our potash operating rate for the first quarter is expected to be in the range of 60% to 65% of capacity, down from the mid-70s in our fourth quarter due to planned seasonal turnarounds. This will negatively affect first quarter margin rates. For the year, Canadian resource taxes and royalties are estimated to range between $150 to $200 million.

Finally, we expect full year SG&A expenses in the range of $360 to $380 million, and our effective tax rate for fiscal 2011 to be approximately 30%, excluding tax items related to the Fosfertil sale. We continue to invest in our business through growth, opportunity and sustaining capital projects. We expect capital spending for fiscal 2011 to be in a $1.4 to $1.6 billion range, including $450 to $500 million of sustaining capital. This range does not include the $385 million investment in the Miski Mayo, or Bayovar, mine, which is accounted for as an equity investment. We do not expect meaningful earnings impact from Miski Mayo in fiscal 2011 as the mine starts up. As you can see on this slide, we continue to enhance our growth prospects through our Potash brownfield expansion program. We have also identified opportunity projects that will improve production processes and increase energy efficiency.

As we head into fiscal 2011, we maintain our focus on generating cash and creating long-term value through sound capital allocation decisions as outlined on slide nine. Our cash allocation priorities have not changed. First, we will maintain a prudent liquidity buffer. Next, we will use excess cash to invest in our core businesses and fund strategic growth opportunities. Finally, cash will be used for distributions to shareholders through our annual regular dividend and potentially through additional distributions like the special dividend we paid last December. Our cash position will be further bolstered with the net proceeds of about $900 million from the Fosfertil sale, once closed later this calendar year.

In order to provide more clarity about our realigned phosphate segment, slide 10 includes a summary of the key components of this segment’s cost of goods sold for the past four fiscal years. As you can see, there is about $1.4 to $1.6 billion of annual mining production and depreciation costs that remain relatively constant year to year, essentially regardless of production or sales volumes. It would be reasonable to ratably spread these costs over a fiscal year in your earnings models. In addition, Blends and Other volumes the past three fiscal years have averaged about 30% of total annual segment volumes. This benchmark can be used going forward, though amounts may vary from quarter to quarter. Finally, note that Blends and Other sales volumes have achieved an 8% gross margin rate for the past two fiscal years, though here again, this rate can vary widely from quarter to quarter. We hope this added color will help you in your analysis of the Phosphate segment.

Now I’ll turn the call over to Rich, our General Counsel, who oversees Mosaic’s permitting efforts. Rich has been actively involved in the South Fort Meade matter. He’ll provide an update on the hearing yesterday in Jacksonville.

Rich Mack: Thanks, Larry.

I appreciate the opportunity to provide an update on yesterday’s hearing in Jacksonville on the South Fort Meade permit. We were pleased to have the opportunity to share more information with the court and we thought the legal arguments provided to Judge Adams, including the facts and science relating to the South Fort Meade permit, were both significant and compelling. With a temporary restraining order expiring on July 28, the judge has invited us to submit additional information to the court on Monday, and we anticipate a ruling on or before next Wednesday. Once his decision has been issued, we will timely communicate with the marketplace.

Given this matter is in litigation, it would be inappropriate for us to discuss, or attempt to answer questions on, the substantive issues being considered by the court. However, given the significant interest in the South Fort Meade matter, we want to provide a few additional facts on the permit and the litigation.

The substance of the underlying lawsuits filed against the Army Corps by the Sierra Club and two local non-governmental organizations relate to mostly technical matters under certain federal laws, including NEPA, the Clean Water Act, and the Endangered Species Act. These sorts of claims by anti-mining interests are not new or unique. In fact, if you look at similar litigation in other mining sectors around the United States, you will see a common playbook. Yesterday’s hearing concerned the merits of a preliminary injunction which places a high bar on a party requesting such action, and provides for substantial deference to the federal agencies who actively reviewed and approved the permit.

Let me assure you that the Army Corps of Engineers along with several county, state and other federal agencies exhaustively reviewed the permit applications over a seven year period. In fact, the process included dozens of in-depth meetings with regulators, numerous requests for additional information, and resulted in an administrative record in excess of 100,000 pages and a final permit exceeding 2,500 pages. This was comprehensive. This permit provides significant protections to the environment including preservation of more than 73% of the site’s wetlands, over 2,600 acres of permanent conservation easements and a robust mitigation plan using state-of-the-art reclamation practices. The Florida Department of Environmental Protection, who also extensively reviewed and approved the permit, has characterized the South Fort Meade tract in question as heavily degraded and has said that it will be in a better environmental condition after mining and reclamation have been completed. Given the amount of focus on the South Fort Meade permit by Mosaic and the scores of regulators with whom we have worked with, we have confidence both in the substance of the permit and the process by which it was issued. We will be certain to update you as soon as we receive a decision from the court next week.

Thank you and at this point I’m going to turn it over to Jim Prokopanko.

Jim Prokopanko: Thank you, Larry and Rich.

Mosaic’s leadership in both potash and phosphates has been a key strength in fiscal 2010. While the potash market struggled to gain traction, our Phosphates business made a quicker return to healthier sales volume and stable pricing. Mosaic’s ability to supply the world’s agricultural markets with a global scale, balanced portfolio of two vital crop nutrients, phosphate and potash, is unparalleled in the industry. The combination of these two strong product lines will continue to provide advantages in the years ahead. Through the year, we maintained focus on our strategic priorities, generated strong cash flow, and maintained one of the best balance sheets in the industry. Our strong cash position and significant mineral reserves support extensive long-term investment in Mosaic’s future growth.

In Potash, we launched the first phase of our multi-billion dollar expansion plan at our three large scale mines in Saskatchewan. Approximately 60%, or 3 million tonnes, of our projects have been approved and are in various stages of planning, engineering, or construction. Our projects are core to our growth and are scrutinized on a regular basis to ensure they make sense from a return and market demand perspective. Our plans include up to 5 million tonnes of expansion. When completed, we expect these projects would boost our annual potash peaking capacity to nearly 17 million metric tonnes. This capacity includes the impending reversion of 1.3 million tonnes of potash, currently being supplied to a third party under a tolling agreement.

In Phosphates, we made strong strategic investments in offshore sources of new phosphate rock to complement our extensive resources. We recently acquired a 35% interest in the Miski Mayo phosphate rock mine being developed in the Bayovar region of Peru. The plant is up and running and I am looking forward to visiting that facility in early August. Miski Mayo advances our strategic priority to secure additional phosphate rock and reinforces our commitment to remain the largest integrated phosphate producer in the world.

In addition, PhosChem entered a multi-year contract with our customers in India. This large baseload contract of 2 million tonnes annually helped us optimize production rates and improve profitability this past quarter. More importantly, it demonstrates strong partnership with valued customers over a multi-year period.

We also announced the sale of our minority stake in Fosfertil and our Cubatão operations in Brazil. We view these as nonstrategic assets and we took advantage of an opportunity to sell them at attractive valuations. We have a solid footprint in Brazil with our distribution business and assets, that are key to serving this region and will facilitate sale of Mosaic produced products into this growing marketplace. We made headway in aligning our assets to capture future opportunities. Our distribution network provides Mosaic efficient access to the global market. We more closely connected that network to our North American production assets to better serve our customers. We exited businesses in Thailand and Mexico to create a more streamlined and cost effective distribution channel focused on distributing nutrients produced by Mosaic.

On the operational front, we are enhancing our efficiency and operational excellence across the entire enterprise. We launched initiatives that focus on process improvements and resource management to drive productivity to new levels, contain costs, enhance our safety performance and ensure the sustainability of our Company. We are looking at processes and costs from all angles and finding new and innovative ways to add value.

On the financial front, we posted strong margin performance in the fourth quarter, and full year cash flow was healthy, further strengthening our financial position. We continually evaluate the supply and demand fundamentals of our business. Phosphate and potash demand prospects look robust, driven by the need for farmers to plant record acreage and reap ever-increasing yields to meet accelerating grain and oilseed demand. Our assessment is that global phosphate and potash markets will remain tight until new supplies come online during the next several years. Beyond that, we project demand growth will absorb the new capacity that ultimately gets built.

Our strategic plans are designed to capitalize on the attractive long-term outlook for global agriculture. These fundamentals remain positive. At its core is the food story. This has not changed and many of you know it well. The United Nations has recently estimated that by the year 2050, global food production will need to increase by 70% and food production in developing countries will need to double to meet projected demand. Clearly, agriculture and a growing need for crop nutrients will be a major factor in meeting these increased demands.

To wrap up, I’m proud of our accomplishments and I’m committed to further strengthening our position as the world’s leading producer and marketer of potash and phosphates. We have developed a strong platform for long-term growth, value creation, and for fulfilling our mission of helping the world grow the food it needs. We owe our success to the hard work and dedication of our employees, our customers and our business partners and to them I say thank you. Phosphate and potash demand is back on track. Make no mistake, fundamentals in our core businesses look positive and industry sentiment finally appears to be catching up with the marketplace realities. We are excited and optimistic about the prospects for the 2011 fiscal year.

Back to you, Christine.

Christine Battist: We would now like to open the call to your questions. As a reminder, we will not be able to comment on questions related to South Fort Meade due to the pending litigation. I’d ask that you please hold your questions to one per person so we can take questions from as many people as possible. You are welcome to rejoin the queue for a follow up question.

Chanel, please open the line.

+++ q-and-a

Operator: Thank you. (Operator Instructions) Your first question comes from the line of Vincent Andrews of Morgan Stanley.

Vincent Andrews: Thank you. Good morning everyone. Could you just comment on the potash and phosphate volumes coming in below your guidance for the quarter and what you think drove that and if anything’s changed on the margin? In particular I’d want to know as corn prices have rallied since the beginning of July, how has buyer psychology changed, or interest in purchasing? Thank you.

Jim Prokopanko: Good morning, Vincent. You ask about what happened in Q4 with phosphate and potash. We started the quarter off in the first two months, started off strong, and the year came to a quick end. And the crop was planted in a record short period of time. It was planted early. And dealers and the pipeline distribution pipeline wanted to finish the year with minimal inventories, no inventories if possible.

So we had a decent year. It went in quickly. And we had, as I said, as you said — moderately lower than expected demand and some of that was destocking of the pipeline. Some of that was going in with ending the season with short stocks. And there you have it.

Following that is a strong bounce back in our first quarter, with dealers preparing to fill up for the coming planting season this fall, which we expect to be very good, as do they. And the recent strength in the grain fundamentals provide good support for that.

Vincent Andrews: So just as a follow-up, do you think that there’s going to be a more secular shift in when volume is sold throughout your fiscal year? In other words, maybe the fiscal fourth quarter is going to be a little smaller than it used to be and maybe the fiscal first quarter is going to be a little larger, just based on buyer psychology?

Jim Prokopanko: Vincent, buyer psychology is a big part of it. Still not recovering from the shocks of — fully recovered from the shocks of September 2008 that we all remember. People are afraid to get too far off home base so they want to finish the year with — finish their seasons with small minimal inventories and they’re not really ready to fully jump back into the pool. And I think when market sentiment can change again, that will depend on grain markets and I think we will see just a little more cautionary tone going forward. But as our memories dim on that time, we’ll get back to normal and driven by what’s happening in the grain markets.

Vincent Andrews: Okay. Thank you very much.

Operator: Your next question comes from the line of David Silver of Bank of America.

David Silver: Yes, hi, good morning. I had a couple of questions on your potash business. First, I was wondering if you could comment on your — you made a comment that you expected China to be in the market for five — I think 5.5 million tonnes of imports this year. And I personally, I wasn’t aware that they’ve made any indications about coming back into the market. So I was just wondering what your basis for that comment might be?

Jim Prokopanko: Thanks, and good day, David. I’m going to ask Dr. Mike Rahm to address that question.

Mike Rahm: Good morning, David. Well, one reason is if you look at custom statistics from China, China has imported 2.5 million tonnes of potash during the first half of the year. So China has been quietly buying, and then tonnes have been moving into that market and then based on the number of tonnes they’ve contracted, we think the number is going to fall out in that 5 million tonne to 5.5 million tonne range.

David Silver: Okay. And then one other question on I guess maybe your capital program and, again, tilted towards potash, but I’ve noticed that a domestic competitor of yours has been doing quite a few things and investing in the New Mexico assets that they have and I guess by comparison, Mosaic’s comments about Carlsbad or that asset have been relatively limited or quiet. I’m just wondering if you have any comments on a growth strategy or an investment plan for your New Mexico potash assets? Thank you.

Jim Prokopanko: Sure, David. It’s Jim here. I’ll take that question. Our Carlsbad facility is one of our smaller mines. And it’s been a good operation for us. It might not have gotten the attention from the — same as the bigger Canadian operations, but over this past year we’ve more than doubled, almost tripled our minable reserves in Carlsbad. We’ve gone from 111 million tonnes of minable reserves to 294 million tonnes. That gives us about 25 years of reserves. So we’ve got a very strong reserve base and a good underground mining operation.

The product we produce there is potassium manganese sulfate and it is sold under the K-MAG brand which is the recognized leading brand name of this product around the world. There’s just unquestionably. And we — it’s the Mosaic brand and we have sole access to it.

This is a well-run underground mine and there’s some people that are converting their mines to solution mines. There’s no need to do that. That is not the first place you want to mine this product is via solution mining. Now we continue to optimize the efficiencies of that operation. There’s — we still see opportunities to lower cost, extract at a higher rate, and we continue to do that. So it’s a well-run facility that we could even run better. So that is — that’s where we’re at with it and there’s some other things that just aren’t necessary for us to — that others might be doing that’s not necessary and perhaps higher cost than what we’re doing.

David Silver: Okay. Thank you very much. Appreciate it.

Operator: Your next question comes from the line of Jeff Zekauskas of JPMorgan.

Jeff Zekauskas: Hi. Good morning. I was wondering whether you thought that the closure of Agrifos’ P205 capacity in early 2011 will make a difference to the supply/demand balances in phosphate?

Jim Prokopanko: Jeff, good day.

Jeff Zekauskas: Hi, good day.

Jim Prokopanko: It’s thought that sometime in the first quarter, Agrifos will discontinue production of finished DAP products and that amounts to about 500,000 tonnes, and that’s something to keep in mind as, maybe get to a question that somebody else was going to ask, is the Maaden project coming online sometime in 2011, we’ve got to keep that in mind. Although there’s some production coming online in 2011 through Maaden, you’re right to point out that some non-integrated producers will be shutting down this coming year. So it’s not all addition. There’s some plants that are going out of production. Will it impact the S&D, I guess depending how strong the D is, it might be more missed than we appreciate. But the North American production over the next twelve months is not increasing in phosphate production and that’s a point that’s missed by many in the industry.

Jeff Zekauskas: Then just to follow up, in Europe is phosphate production increasing or decreasing and why? And in terms of your capital expenditures of $1.4 billion to $1.6 billion, how does that split between phosphate and potash?

Jim Prokopanko: Mike, I’m going to ask Mike Rahm to talk about what’s happening in the supply side, European phosphate production.

Mike Rahm: Good morning, Jeff. In terms of Europe, they went through a transition a couple of decades ago where most of the phosphoric acid plants shut down. There is some NPK production and less than a handful of phosphoric acid producers in Europe. And similar to Agrifos, there’s a Spanish producer that also will go out of business. So the European market is basically an import market in one form or another, whether it’s rock or a little bit of phosphoric acid or a finished phosphate product.

Jeff Zekauskas: That’s great. And then the split in CapEx?

Jim Prokopanko: Phosphate or of potash?

Jeff Zekauskas: In other words, of the $1.4 billion to $1.6 billion you expect to spend next year, how does that split between your potash operations and your phosphate operations?

Jim Prokopanko: That will be about 75% is going to be in potash and 25% will be in phosphate operations.

Jeff Zekauskas: Thank you very much.

Operator: Your next question comes from the line of P.J. Juvekar of Citi.

P.J. Juvekar: Yes, hi, good morning. You expect potash prices to be down in first quarter in the range of $300 to $330. Down from full tier price of $336. You talked about supply/demand getting tighter next year, producer inventories are down. I was wondering what was the disconnect between that outlook and prices being down?

Jim Prokopanko: I’m going to ask Rick McLellan, our commercial leader to address that and his observations in the marketplace.

Rick McLellan: Good morning. Frankly, what we saw in May and June was dealers stopped their purchasing to end the year empty, and we needed to find a clearing price where that market would start to move. We decreased prices $30 a tonne in North America on July 5 and since then that market has begun to move. That’s a price that — and that will impact our netbacks in the — in our first quarter.

P.J. Juvekar: Okay. And then I had a follow-up question on the previous China question. There’s a lot of talk about Chinese potash production capacity — production going up at the Qinghai Salt Lake. I was wondering if you have any intelligence on that and what is the capacity now? Thank you.

Jim Prokopanko: P.J., it’s Jim here. Yes, you’re right, last year there was talk about increasing potash production in China and in fact, the International Fertilizer Association in conjunction with Chinese potash producers took a look at their reporting statistics and numbers they reported to the association. And what we found was there was some double counting, mischaracterization of some of the products, and in fact the five million plus tonnes that were reputed to be being produced in China in potash was closer to the three — in the 3 million tonne range. So we just haven’t seen the material increase in potash production in China.

China used to — not too many years ago, was importing in excess of nine million tonnes a year. This last year they imported about three million tonnes and that drop has accounted for some destocking of the pipeline, but a material drop in potash applications on the farms in China. And they absolutely have to come back to the market on that. They just can’t avoid putting potash on. We may be seeing signs of that. China continues to import significant amounts of soybeans and this year they’re starting to import noticeable amounts of corn. And our reports are that China will continue to be importing corn at ever-increasing rates in the years ahead and they know that they have to get their nutrient — crop nutrient balances back in line. And the government has sent out thousands of agronomists throughout the country to get this message back to the farmers.

So longer answer to a simple question, are the potash production numbers going up? No, we don’t see that. Two, do their potash consumption numbers have to go up? Yes, absolutely.

P.J. Juvekar: Thank you.

Operator: Your next question comes from the line of Jacob Bout of CIBC.

Jacob Bout: Good morning. Maybe just comment on your ability to slow down or speed up your brownfield potash expansions as demand dictates?

Jim Prokopanko: I’m going to ask Joc O’Rourke, our Operations Leader here, to address your question.

Joc O’Rourke: As I think it’s been stated, we sit at about three million tonnes of additional capacity, have been approved and are proceeding through either the design or construction phase right now. And as we said previously, each of those projects and particularly the ones after that, all have on ramps and off ramps where we can speed them up, slow them down to meet the market need. So we think, because there’s so many little pieces to each of these projects, we think we can actually very effectively meet the demand without over capitalizing or missing the opportunities.

Jacob Bout: Just for argument sake, let’s say that potash demand was flat with — in 2011, versus 2010 levels. Would you — what would be your ability there to slow down the brownfield over that one year period?

Joc O’Rourke: Over a one year period, I don’t think we would have any — these are projects that take arguably as a minimum one to two years and as a maximum seven or eight years to do. So clearly on that scale you’re not going to move it. But we’re looking at more the long-term demand and supply balance and producing for that.

Jacob Bout: Okay. Maybe just a follow-up here, I know you didn’t want — ask any questions on the South Fort Meade mine, but maybe just comment a little bit about your ability — would it make sense to import rock or to get rock there from Bayovar for that South Fort Meade processing? Would that make any sense at all?

Jim Prokopanko: It might make some sense, Jacob. But — certainly we’re doing some contingency… we’re doing a lot of contingency planning here on the results that we should hear next week. For now, it’s premature for us to comment on that and if necessary, and when necessary, we’ll be real clear to the market and we’ll — and to the investors — and we’ll be back with information dealing with just those kind of questions.

Jacob Bout: Okay. Thank you.

Operator: Your next question comes from the line of Edlain Rodriguez of Gleacher & Company.

Edlain Rodriguez: Thank you. Good morning. Jim, quick question on the potash strategy in the domestic and the international markets. You’ve talked about the price decline in the US, to incentivize by the summer refill. Yet at the same time, Canpotex is not willing to sell to China or India at the prevailing ongoing price, essentially choosing to lose market share. Can you talk about the discrepancy between the two markets, like why the different strategies there?

Jim Prokopanko: Well, the North American — good day, Edlain, good to hear from you. We — in North America, let’s recall I think it was through end of May, early June, grain prices were dropping and at a steady rate and we were in the low threes on corn and below I think nine on beans and so there just was not a lot of marketplace, farm marketplace confidence about what was ahead. And as an early and potentially big crop got planted we found that it wasn’t fully grown yet and there was risk and weather risk and we’re seeing that and we’re seeing issues in Eastern FSU and Western Europe on grain production and how quickly those fortunes turn around. So we’ve seen a stronger pricing on grains, which has in the last couple weeks reinforced the mood and sentiment of farmers and dealers. So it was a different marketplace over these last six and eight weeks.

We see a strengthening tone. We might not be moving the kind of volumes we want on potash today but we believe in our first calendar half it’s going to happen sometime, either in August or September, we will see potash move and strengthen. And that’s not a — we’ve been negotiating in China. We had some — a contract from the end of last year that we were shipping and subsequently haven’t come to terms on an agreement. Canpotex continues to negotiate with China and I am confident that we’re going to have another contract with China in the next while. When exactly, I don’t know.

One little wrinkle that’s been added that might make it just a little longer is there’s been some leadership changes in the Sinofert organization, some people have been moved around at the senior level. New people are coming in and those people are going to have to get their feet under them and decide which direction they’re going. But I’m — we’ve got a good relationship with our Chinese customers and we’re going to have a contract in the next while. I have little doubt that Canpotex will get there on it.

Edlain Rodriguez: Thank you.

Operator: Your next question comes from the line of Fai Lee of RBC Capital Markets.

Fai Lee: Thank you. Jim, I just have a question regarding Maaden, and just wondering if concerns about Maaden starting up, have they opened up new opportunities or better pricing for Mosaic in your opinion with respect to strategic phosphate acquisition opportunities?

Jim Prokopanko: Fai, how do you mean that? Have they made opportunities for us?

Fai Lee: Well, have you seen — are there more willing sellers of assets? Or in terms of your negotiations, are you seeing better pricing than maybe a couple — what you might have a couple years ago?

Jim Prokopanko: No, most producers, crop nutrient producers, are pretty proud of their assets and with rising grain prices, increasing demand, we — everybody’s pretty proud of the businesses they own and have. There isn’t a market and — posted market on acquisition opportunities. So I don’t know how I could answer that in any detail.

Just want to say, again, on the Maaden thing, they’re talking about — I think they’re making public statements, they’ll be starting up in mid-2011 and that’s start-up. It’s going to take until mid-2012, probably twelve months, if things go well, for them to get up to their 2.9 million tonne capacity. And let’s put in context what 2.9 million tonnes is. That’s two years of demand growth. That’s not a lot of product demand for the world’s appetite of phosphate. So take away half a million tonnes that, in a non-integrated producer in North America is going to be bringing down. There might be another one or two of those that happen over the next twelve and twenty-four months. So, to point — Maaden is not coming in with a big hammer here. They’ve got an amount of production that the world will eat up through demand growth in two years.

The last time the world saw new capacity come into the market was about ten years ago with the Oswal and WFC plants in India. Those came into production, at the same time concurrently China was becoming self-sufficient. So there was a disruption at that point. As well, at the time the Indian plants came on-stream, the pipeline, the inventory in the world was pretty flush. We have a very short inventory in the world. The pipeline isn’t full. The stocks are at lower than normal rates and we think Maaden’s going to come on. It could maybe have a bit of a wobble in pricing, but we don’t think that’s going to be very lasting.

Fai Lee: Okay. I guess the reason I was asking was because I think you’ve mentioned that you would consider acquiring regional producers of phosphate. I’m just wondering what’s driving the motivation to sell at this point.

Jim Prokopanko: We’re not seeing a lot of motivated sellers that are knocking on our doors. I think it’s — this is a hard business, a tough business, and unless it’s a major part of your DNA and you’re committed to it for the long-term, you’ve got to have to work very hard. If you’re running a regional operation, it’s a global business, it takes a lot of talent, a lot of attention to environmental safety risk issues that go with it and unless you’re a large global committed player, I just think it’s awful hard work to make a living running a regional, smaller local either phosphate or potash business.

Fai Lee: Okay.

Jim Prokopanko: Depends on those people’s motivations and their purpose and we’ll see what comes.

Fai Lee: All right. Interesting. Thank you.

Operator: Your next question comes from the line of Robert Koort of Goldman Sachs.

Lindsey Druckerman: Hi, good morning, everyone. This is Lindsey Druckerman filling in for Bob. I was just hoping maybe we could — you could dig in a little bit deeper into South Fort Meade without commenting specifically on the trial. You mentioned that you are working through some contingency plans. Could you give a bit more color on those plans?

Jim Prokopanko: If it’s necessary to do so, Lindsey, we will at a later date but we’re really — be a wet blanket — we’re just not going to comment on this until we have a ruling from that federal court that’s reviewing the matter.

Lindsey Druckerman: Okay. And then also, can you maybe just walk us through next steps, should we get an unfavorable ruling — from a legal standpoint, should we get an unfavorable ruling from the judge.

Jim Prokopanko: I’m going to ask — Lindsey I’ll ask Rich Mack to address that.

Rich Mack: Sure, Lindsey. What we would logically do is we would first take a look at the scope of the ruling and then we would see if we would need to go back to the district court judge this is in front of for any additional clarification or relief. But I think in these situations, you would anticipate that you would quickly seek an appeal and in this case it’s with the 11th Circuit Court of Appeals for the southeastern regional part of the United States, and go to the substance as to whether or not his ruling had validity.

As I mentioned in the prepared remarks, it’s a very high bar to issue a preliminary injunction. There needs to be a showing of a substantial likelihood of success. There needs to be a showing of irreparable harm. There needs to be an evaluation of the harms, when you issue the injunction versus the impacts that would be inflicted on, not only Mosaic, but all of the suppliers and customers and employees and local communities where we operate. And then finally, there needs to be a public interest test. And suffice it to say that yesterday’s hearing focused on all of those elements and we think that the plaintiffs should have a very difficult time satisfying all four.

Lindsey Druckerman: Okay. So you mentioned your confidence in the case that you’ve made and also in the permitting process. What degree of confidence do you have that this will be wrapped up relatively quickly?

Rich Mack: I think we’re simply going to have to defer. Again, I think it would really depend on the approach that the judge takes and I would just ask you to stay tuned until next week when we have more information. One thing I can say is that the TRO does expire on its face and cannot as I understand it be extended by law beyond July 28th. So we should have an affirmative answer on the preliminary injunction issue by July 28.

Lindsey Druckerman: Okay. Thanks very much.

Operator: Your next question comes from the line of Elaine Yip of Credit Suisse.

Elaine Yip: Hi, good morning. Can you discuss a bit what you’re seeing in your Brazilian distributions business? What are your customers telling you and how does the distributor psychology there compare to the more cautious behavior that we saw in North America this past spring? And if you can comment on the credit environment and farmer economics in the region, that would be helpful.

Jim Prokopanko: Elaine. Good day. Rick McLellan our commercial leader would like to answer that question.

Rick McLellan: Good morning. Brazil is — I’m not sure that Brazil is much different than we’re seeing in other marketplaces. People are conservative to bring in a lot of inventory and have been working to — more like they have in the US, where inventories were cleaned out and now they’re starting to come in on a more regular basis. One of the issues that Brazil faces, and has faced, is a real lack of import port capacity and we’re already seeing vessel lineups starting at the main ports because of the amount of product that has to be moved in a short time.

So that’s the market. It’s not much different than any other market in the world. Buyers are conservative. Buyers aren’t going to go long and fill up inventories like we saw six, seven years ago, where traditional Brazil demand would be loaded up in May/June, and ship in July/August/September.

As far as far as customers, farmer customers, economics for soybean production and sugar production are very strong. And farmers are in a good cash position. The government has come along with some programs to support it. So effectively, the Brazil market we see as growing to 23.5 million tonnes this year, and frankly there’s probably some upside to that if these grain markets continue to stay strong.

Elaine Yip: Okay. Great. Thank you.

Operator: Your next question comes from the line of David Begleiter of Deutsche Bank.

David Begleiter: Thank you. Good morning. Jim, you had very good margins in both your phosphate and potash operations. How — are those margins sustainable? And specifically in potash, the lower brine in-flow costs, are they sustainable as well?

Jim Prokopanko: David, the — yes, we believe so, and particularly on the margins — phosphates — we’ve been seeing an as reported in the industry papers, we’ve been seeing some strengthening in the market with the growing demand and we think that’s with the pricing is sustainable. We’re seeing some, and have an expectation for some weakening sulfur prices, so margins on potash — on phosphate I should say — will be as we see them now and I think improving going forward if these prices in the grain markets stay where they are.

In the case of potash, I think with growing demand we should see a good foundation in the current prices we see of potash and there too, I think Larry mentioned with some of the turnarounds, we could see a bit of erosion in the margins for Q1 due to reduced absorption costs, but it should be steady thereafter. In the case of the brine in-flow, that’s — brine in-flows are at the lower end of the historic experiences we’ve had. We continue to aggressively monitor and to the extent that we can mitigate and manage that in-flow, and so the costs should be the costs we see recently going forward. And we’re always working to bring those numbers down but not at the risk of increasing any chance of damage from in-flow.

David Begleiter: And Jim, just one more thing. Post Bayovar, are you still looking to secure additional rock assets around the world?

Jim Prokopanko: Yes, we are. We think rock is a critical component, both in potash and phosphate. You’ve heard me say before, the gold chain in the supply chain is the ownership of the basic resource, the rock. Potash and phosphate. And opportunities to get economically viable phosphate rock reserves, additional reserves is, I believe, an attractive opportunity, attractive investment to augment the good reserves we presently have.

David Begleiter: Would you expect to realize those potential investments over the next three to five years?

Jim Prokopanko: That’s hard — I can’t say. They’ll occur when they’re priced right and the economically viable ones are found. I just can’t add anything more.

David Begleiter: Thank you.

Larry Stranghoener: Jim, if I could just add something, David, to that question. With respect to margin, just remember what I said though for phosphates. The blend — because of the higher percentage of blends that we expect to see in the first quarter, Jim’s comments are generally on track for the full year. But in the first quarter with the higher percentage of blend volumes, quite a bit higher than in the fourth quarter and the lower margin rates those carry, that will have a negative impact on phosphate gross margins in the first quarter. So just don’t lose sight of that within the context of Jim’s overall comments,

David Begleiter: Right. Thank you very much.

Operator: Your next question comes from the line of Charles Neivert of Dahlman Rose.

Charles Neivert: Good morning. Couple quick questions. The delivery schedule on product to India, is that something we can take as being even across the quarters? Or is there any heavy load coming perhaps in this coming quarter, and in part maybe explaining why you got such a strong number in this coming quarter? And also, has there been any forward placement of either potash or phosphate into warehouses of dealer distributors, where again, it’s not their inventory, but still considered in yours? And what degree would that be versus, let’s say, last year about this time?

Rick McLellan: I’ll take that. It’s Rick McLellan here. A couple of questions. We are seeing strong shipments into India in the next quarter and we had that planned. But it is nothing more than what we have had in our plans. So we, we see that as positive.

There is an impact in India that all nutrients going into the country are facing and that is that Indian buyers on both P and K waited longer than they normally have to cement business for this year and it’s causing port congestion and more importantly a real pressure on in-bound rail, or in-country rail assets, to move the product from the ports in to where it’s being used. That will be a short-term, they’ll work their way through it. Frankly, and there is inventory moving into the country, but frankly no different than we’ve seen other years.

Charles Neivert: Okay. But it is a heavier than — let’s say if you’re doing two million tonnes for the year, if you were going to divide it in four, would be 500,000. This coming quarter is likely to be greater than that 500,000 for PhosChem as a group.

Rick McLellan: For PhosChem as a group, you — the product will get moved primarily in the — our first and second quarters.

Charles Neivert: Okay.

Rick McLellan: There will be some — a smaller amount of product in that back half.

Charles Neivert: Got it. And then forward placement at this point? Have we seen any movement of product domestically or into the US markets?

Rick McLellan: From our — into domestic warehouses?

Charles Neivert: Yes, last year there — because of the lack of movement of product, some producers were moving product into dealer distributor warehouses even though — in effect, renting the warehouse space. Are we seeing that forward placement again because we still have that same resistance to taking on inventory, but it needs to be placed in order to get to the field? So was wondering if you were instituting the same program we saw last year?

Rick McLellan: I’ll answer it in two pieces. On phosphates in North America, we’ve seen buyers go from wanting product moved into warehouses and warehouse agreements to purchasing. Right now we believe North American distributors have placed somewhere around 60% of what they need for fall and that’s 60% placed and priced.

Charles Neivert: Okay.

Rick McLellan: On potash we’re moving product into warehouses. That’s a bit of the way the potash market has worked. And people have got approximately 30% cover on what they require for this fall. But that’s changed really dramatically in the last two weeks.

Charles Neivert: Okay. So what we’re saying is it looks like the phosphate side is — they’re willing to take a little bit more risk than on the potash side at this point — from an inventory standpoint, the dealer distributors.

Rick McLellan: The dealer distributors see an opportunity to purchase — saw the opportunity to purchase on phosphates earlier than potash, but I think they’ll make that move in the next sixty days.

Charles Neivert: Okay. Thank you.

Operator: Your final question comes from the line of Michael Piken of Cleveland Research.

Michael Piken: Hi. Just wanted to quickly walk through the rest of your phosphate in terms of where you are in terms of rock permits and how many more years you have at some of your other mines? And maybe if you could provide an update on some of your future mining operations and when we might expect to see any product produced out of Ona or Pine Level?

Jim Prokopanko: Michael, I’m going to ask Rich Mack, our General Counsel, who leads our permitting efforts to address your question.

Rich Mack: Hi, Mike. I think your question comprises a couple of facets. First, at any given time obviously we have a number of permits that are in process and then we have those that are yet to be worked on. Of course, we have about thirty plus years or — say thirty years to thirty-five years of anticipated rock left in the state of Florida. And the South Fort Meade permit is an important permit for us and of course that’s been in process for seven years.

We do not have a major permit that is forthcoming here until what we currently estimate in the 2013 time frame, and then after that it stretches out even further than that. You can anticipate it could be anywhere from the 2017 to the 2020 time horizon. Of course, this is a business where things change. Mining plans change. And so these dates can move around a little bit. But I think that’s a pretty good estimation as to where we’re currently at.

Michael Piken: Okay. Great. And then as a follow-up, in terms of your first quarter phosphate volume guidance, is that assuming a favorable ruling or should we read into that that maybe they’re through imported rock or through whatever inventories you might have left over that you could meet that phosphate volume number regardless of what the ruling is?

Jim Prokopanko: Michael, that’s not going to touch — it’s not going to have any impact whatsoever on our first quarter.

Michael Piken: Great. Thank you.

Jim Prokopanko: With that, we’ll conclude our Q&A session. The demand for nutrients to produce more food will continue to expand. The world is not getting less hungry. With our balanced portfolio and strong competitive position, Mosaic is ideally situated to create value for our shareholders and customers for years to come. Thank you very much and have a safe and wonderful weekend.

Operator: Ladies and gentlemen, that concludes the presentation. Thank you for your participation. You may now disconnect. Have a great day.